                          SCHEDULE 14A
                         (RULE 14a-101)

             INFORMATION REQUIRED IN PROXY STATEMENT

                    SCHEDULE 14A INFORMATION
   PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
             EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

   Filed by the registrant /X/

   Filed by a party other than the registrant / /

   Check the appropriate box:

   / /  Preliminary proxy statement

   /X/  Definitive proxy statement

   / /  Definitive additional materials

   / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        EMERSON ELECTRIC CO.
       ----------------------------------------------------
        (Name of Registrant as Specified in Its Charter)

                         EMERSON ELECTRIC CO.
       ----------------------------------------------------
           (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

   /X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

   / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

   / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

   (1)  Title of each class of securities to which transaction applies:

- ------------------------------------------------------------------------

   (2)  Aggregate number of securities to which transactions applies:

- ------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:<F1>

- ------------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

- ------------------------------------------------------------------------


   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)  Amount previously paid:

- ------------------------------------------------------------------------

   (2)  Form, schedule or registration statement no.:

- ------------------------------------------------------------------------

   (3)  Filing party:

- ------------------------------------------------------------------------

   (4)  Date filed:

- ------------------------------------------------------------------------

[FN]
- --------------
<F1> Set forth the amount on which the filing fee is calculated and state how it was determined.

                    NOTICE OF ANNUAL MEETING OF THE

                            STOCKHOLDERS OF

                         EMERSON ELECTRIC CO.

                                                    St. Louis, Missouri
                                                      December 14, 1994

TO THE STOCKHOLDERS OF
 EMERSON ELECTRIC CO.:

  The Annual Meeting of the Stockholders of Emerson Electric Co. will be held at the office of the Company, 8000 West Florissant Avenue, St. Louis, Missouri on Tuesday, February 7, 1995, commencing at 10:00 a.m., at which meeting only holders of the common stock of record at the close of business on November 29, 1994, will be entitled to vote, for the following purposes:

    1. To elect seven directors;

    2. To approve the Annual Incentive Plan; and

    3. To transact such other and further business, if any, as lawfully may be brought before the meeting.

                            EMERSON ELECTRIC CO.

                            By /s/ CHARLES F. KNIGHT
                            Chairman of the Board
/s/
Secretary

  EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. SHOULD YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. A RETURN
ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE.

                         EMERSON ELECTRIC CO.

        8000 WEST FLORISSANT AVENUE, ST. LOUIS, MISSOURI 63136

                            PROXY STATEMENT

    FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 7, 1995

  This proxy statement is furnished to the stockholders of Emerson Electric Co. in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held February 7, 1995, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about December 14, 1994.

  Whether or not you expect to be personally present at the meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. Any person giving such proxy has the right to revoke it at any time before it is voted by giving notice to the Secretary of the Company. All shares represented by duly executed proxies in the accompanying form will be voted unless proxies are revoked prior to the voting thereof.

  The close of business on November 29, 1994, has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. As of the record date, there were outstanding and entitled to be voted at such meeting 223,765,396 shares of common stock. The holders of the common stock will be entitled to one vote for each share of common stock held of record on the record date.

  A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1994 accompanies this proxy statement.

  The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. The Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies at an estimated cost of $11,000 plus expenses. In addition, solicitation of proxies may be made by telephone or telegram by directors, officers or regular employees of the Company.

                       I. ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

  The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Six directors of the Company are to be elected for terms ending at the Annual Meeting in 1998 and one director for a term ending at the Annual Meeting in 1997, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend.



                                                                                                                  SHARES OF
                                                                                                                   EMERSON
                                                                                              SERVED AS         COMMON STOCK
                             NAME, AGE, PRINCIPAL OCCUPATION                                  DIRECTOR          BENEFICIALLY
                            OR POSITION, OTHER DIRECTORSHIPS                                    SINCE         OWNED<F1><F2><F3>
                            --------------------------------                                   ------         -----------------

TO BE ELECTED FOR TERMS ENDING IN 1998

J. A. Frates, 74.........................................................................      1966                14,848

 Private investor

R. L. Ridgway, 59........................................................................        -                    100
 Co-Chair of The Atlantic Council of the United States, a private foreign policy institute
 She is also a Director of Bell Atlantic Corporation, The Boeing Company, Citicorp,
  Minnesota Mining and Manufacturing Company, RJR Nabisco Holdings Corp., Sara Lee
  Corporation, Union Carbide Corporation

                                    2

                                                                                                                  SHARES OF
                                                                                                                   EMERSON
                                                                                              SERVED AS         COMMON STOCK
                             NAME, AGE, PRINCIPAL OCCUPATION                                  DIRECTOR          BENEFICIALLY
                            OR POSITION, OTHER DIRECTORSHIPS                                    SINCE         OWNED<F1><F2><F3>
                            --------------------------------                                   ------          --------------

A. E. Suter, 59..........................................................................      1989<F4>           104,312
 Senior Vice Chairman and Chief Operating Officer of Emerson
 He is also a Director of Boatmen's Bancshares, Inc.

W. M. Van Cleve, 65......................................................................      1984                14,636<F5>
 Partner of Bryan Cave, lawyers

E. E. Whitacre, Jr., 53..................................................................      1990                 1,100
 Chairman and Chief Executive Officer of Southwestern Bell Corporation
 He is also a Director of Anheuser-Busch Companies, Inc., The May Department Stores
  Company, Burlington Northern, Inc.

E. F. Williams, Jr., 71..................................................................      1974                27,100<F6>
 Retired Chairman of the Board of Centerre Trust Company of St. Louis
 He is also a Director of AMR Corporation


TO BE ELECTED FOR A TERM ENDING IN 1997

F. T. Wilson, 42.........................................................................        -                  5,000
 Chief Executive Officer of F. G. Wilson (Engineering) Limited, a United Kingdom-based producer of power generation systems (a subsidiary of Emerson)

TO CONTINUE IN OFFICE UNTIL 1997

L. L. Browning, Jr., 65..................................................................      1969               250,378
 Former Vice Chairman of Emerson
 He is also a Director of Star Banc Corp.

A. A. Busch III, 57......................................................................      1985                 2,500
 Chairman of the Board and President of Anheuser-Busch Companies, Inc., brewery and bakery products, entertainment, transportation and other manufactured products
 He is also a Director of General American Life Insurance Company, Southwestern Bell
  Corporation

R. B. Horton, 55.........................................................................      1987                   781
 Chairman of Railtrack p.l.c., which owns and operates the infrastructure formerly owned by British Railways

G. A. Lodge, 62..........................................................................      1974                 3,100
 President of InnoCal Management, Inc., a venture capital management company
 He is also a Director of Xylogics, Inc.

V. R. Loucks, Jr., 60....................................................................      1979<F4>             1,100
 Chairman and Chief Executive Officer of Baxter International Inc., a global manufacturer and marketer of health care products
 He is also a Director of Anheuser-Busch Companies, Inc., Dun & Bradstreet Corporation,
  The Quaker Oats Company

TO CONTINUE IN OFFICE UNTIL 1996

J. J. Adorjan, 55........................................................................      1987                68,405
 President of Emerson
 He is also a Director of ESCO Electronics Corporation, Borg-Warner Security Corporation

D. C. Farrell, 61........................................................................      1989                 1,100
 Chairman and Chief Executive Officer of The May Department Stores Company, operator of department and shoe stores
 He is also a Director of Ralston Purina Company

                                    3

                                                                                                                  SHARES OF
                                                                                                                   EMERSON
                                                                                              SERVED AS         COMMON STOCK
                             NAME, AGE, PRINCIPAL OCCUPATION                                  DIRECTOR          BENEFICIALLY
                            OR POSITION, OTHER DIRECTORSHIPS                                    SINCE         OWNED<F1><F2><F3>
                            --------------------------------                                   ------         -----------------


C. F. Knight, 58.........................................................................      1972               788,971
 Chairman of the Board and Chief Executive Officer of Emerson
 He is also a Director of Anheuser-Busch Companies, Inc., Southwestern Bell Corporation,
  The British Petroleum Company p.l.c., International Business Machines Corp.

R. B. Loynd, 67..........................................................................      1987                 4,100
 Chairman and Chief Executive Officer of INTERCO INCORPORATED, manufacturer and retailer of furniture products <F7>
 He is also a Director of Converse Inc., The Florsheim Shoe Company, Hills Stores Company

R. W. Staley, 59.........................................................................      1987<F4>           108,018
 Vice Chairman of Emerson and Chief Executive Officer of Emerson
  Asia-Pacific
 He is also a Director of Edison Brothers Stores, Inc., Mercantile Bancorporation Inc.,
  ACE Limited

All Directors and Executive Officers as a Group (19 persons).............................                       1,467,093<F8>

- -----

<F1>Beneficial ownership of Emerson common stock is stated as of
    September 15, 1994 except in the case of Ms. Ridgway and Mr. Wilson, which is as of November 18, 1994. The foregoing table includes all executive officers of the Company named in the Summary Compensation Table except W. J. Galvin, who beneficially owned 55,634 shares. Under rules of the Securities and Exchange Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Accordingly, shares owned separately by spouses are not included. Each person reflected in the table has both sole voting power and sole investment power with respect to the shares included in the table, except as described in the footnotes below and except as follows: (i) with respect to the following shares the person named has no investment power: Mr. Knight-204,808; Mr. Suter-41,429; Mr. Adorjan-38,700; Mr. Staley-31,250; Mr. Galvin-30,000; and (ii) with respect to the following shares the person named has no voting power: Mr. Knight-3,268; Mr. Suter-1,345; Mr. Adorjan-2,230; Mr. Staley-2,463; Mr. Galvin-2,244;
    Mr. Van Cleve-336.

<F2>Includes the following shares which such persons have or will have within 60 days after September 15, 1994, the right to acquire upon the exercise of employee stock options: Mr. Knight-24,835; Mr. Suter-13,003; Mr. Staley-17,385; Mr. Galvin-15,078.

<F3>No person reflected in the table owns more than .5% of the outstanding shares of Emerson common stock.

<F4>Mr. Staley previously served as a director of the Company from
    April 1978 to February 1982. Mr. Suter previously served as a director from February to June 1987. Mr. Loucks previously served as a director from April 1974 to December 1975.

<F5>Includes 6,200 shares held as co-trustee of four trusts, as to which Mr. Van Cleve shares voting and investment power and disclaims beneficial ownership.

<F6>Includes 21,000 shares held in trust as to which Mr. Williams shares voting and investment power and disclaims beneficial ownership.

<F7>INTERCO INCORPORATED commenced a voluntary case under Chapter 11 of the federal Bankruptcy Code in January 1991. INTERCO emerged from bankruptcy on August 3, 1992, when its Plan of Reorganization became effective.

<F8>Includes 70,623 shares of common stock which executive officers have, or will have within 60 days after September 15, 1994, the right to acquire upon exercise of employee stock options. Shares owned as a group represents .6% of the outstanding common stock of the Company. The shares issuable upon exercise of options were deemed to be outstanding for purposes of calculating the percentage of outstanding shares. The total includes 11,979 shares held in employee accounts under the Company's 401(k) savings plans, as to which employees have investment power only.


  The term of office of B. A. Schriever as a director ends in 1995, and he is not standing for re-election as a director as he has elected to retire after 29 years of service.

  Each of the nominees and continuing directors has had the same position or other executive positions with the same employer during the past five years, except as follows:

  Mr. Adorjan was an Executive Vice President of the Company from October 1983 to July 1987, a Vice Chairman of the Company and Group Vice President of its Government and Defense Group from 1987 until August 1990, and Chairman and Chief Executive Officer of ESCO Electronics Corporation from August 1990 to October 1992, when he was elected President of the Company.

  Mr. Horton was an executive officer (Chairman since 1990) of The British Petroleum Company p.l.c., a producer, refiner and supplier of petrochemical products, until 1992. He has been Vice Chairman of the British Railways Board and Chairman of Railtrack p.l.c. since 1993.

  Mr. Lodge was Chief Executive Officer of LAR Management Corporation, a venture capital management company, until April 1993. Since April 1993 he has also been President of InnoCal Management, Inc., also a venture capital management company.

  Ambassador Ridgway has been Co-Chair of The Atlantic Council of the United States since January 1993 and was President of the Council from 1989-1992. As a member of the Foreign Service she served as Assistant Secretary of State for European and Canadian Affairs (1985-1989), Ambassador to the German Democratic Republic (1982-1985), Special Assistant to the Secretary of State (negotiations) (1981-1982), Counselor of the Department of State (1980-1981), Ambassador to Finland (1977-1980), and Ambassador for Oceans and Fisheries Affairs (1976-1977).

CERTAIN BUSINESS RELATIONSHIPS

  Mr. Lodge is an officer, director and principal stockholder of LAR Management Corporation which manages the venture capital investments of InnoVen III Corporation, a wholly-owned subsidiary of the Company, and other venture capital companies. During fiscal 1994, InnoVen III paid LAR $59,500 in management fees and expenses.

  Mr. Van Cleve is a partner and former Chairman of the law firm of Bryan Cave, which firm the Company retained in fiscal 1994 and expects to retain in fiscal 1995.

  Mr. Wilson was a 43% owner of F. G. Wilson (Engineering) Limited, which the Company acquired in November 1994 for L 175 million.

BOARD OF DIRECTORS AND COMMITTEES

  There were six meetings of the Board of Directors during fiscal 1994. All of the incumbent directors attended at least 75% of the meetings of the Board and committees on which they served except R. B. Horton. Directors who are employees of the Company do not receive any compensation for service as directors. Each non-employee director is currently paid an annual retainer of $30,000 plus 100 shares of Company common stock and fees of $1,250 plus expenses for attendance at each Board meeting. Each committee chairman is currently paid an annual retainer of $3,000, and each committee member is paid $1,000 plus expenses for attendance at each committee meeting.

  Directors may elect to defer all or a part of such compensation; such deferred amounts are credited with interest quarterly at the prime rate charged by The Boatmen's National Bank of St. Louis. Directors in the alternative may elect to have deferred fees converted into units equivalent to shares of Emerson common stock, and their accounts are credited with additional units representing dividend equivalents. All deferred fees are payable only in cash.

  In addition, the Company has a Continuing Compensation Plan for Non-Management Directors. Under this plan, a director who is not an employee of the Company who has served as a director for at least five years will, after the later of termination of service as a director or age 62, receive for life a percentage of the annual fee for directors in effect at the time of termination of service. Such percentage is 50% for five years' service and increases by 10% for each additional year of service to 100% for ten years' or more service. In the event that service as a director terminates because of death, the benefit will be paid to the surviving spouse for five years.

  The members of the Board of Directors are elected to various committees. The standing committees of the Board (and the respective chairmen) are: Executive Committee (Knight), Audit Committee (Busch) Compensation and Human Resources Committee (Loucks), Finance Committee (Horton), Pension Committee

(Williams) and Public Policy Committee (Whitacre). The Compensation and Human Resources Committee acts as a nominating committee and reviews new director nominees.

  The functions of the Audit Committee are to review the Company's reports to stockholders with management and the independent auditors to insure that appropriate disclosure is made; appoint the firm of independent auditors to perform the annual audit; review and approve the scope of the independent and internal auditors' work; review the effectiveness of the Company's internal controls; review and approve the fees of the independent auditors and related matters. The Committee met four times in fiscal 1994. The members of the Committee were A. A. Busch III, Chairman, R. B. Loynd, B. A. Schriever and W. M. Van Cleve.

  The functions of the Compensation and Human Resources Committee are to review and approve the salaries of all officers of the Company; review and approve all salaries above a specified level to be paid to non-officer employees and all salaries of division presidents; grant awards under and administer the Company's stock option and incentive shares plans; review and approve all additional compensation plans; determine if necessary when service by officers and directors with another entity is eligible for indemnification under the Company's Bylaws; monitor the senior management and director succession plans and review new director nominees; and authorize Company contributions to benefit plans, and adopt and terminate benefit plans not the prerogative of management. The Committee met five times in fiscal 1994. The members of the Committee were V. R. Loucks, Jr., Chairman, D. C. Farrell, J. A. Frates and E. F. Williams, Jr.

                        EXECUTIVE COMPENSATION

  The following information relates to compensation received or earned by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for each of the last three fiscal years of the Company.

                      SUMMARY COMPENSATION TABLE



                                                                                   LONG-TERM COMPENSATION<F2>
                                                                            ----------------------------------------
                                              ANNUAL COMPENSATION<F1>                AWARDS              PAYOUT
                                       -----------------------------------  -----------------------  --------------  ------------
                                                                  OTHER                                 LONG-TERM        ALL
                                                                  ANNUAL      RESTRICTED   OPTIONS/     INCENTIVE       OTHER
            NAME AND            FISCAL                          COMPENSA-        STOCK       SARS         PLAN         COMPEN-
       PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)    TION($)<F3> AWARD(S)($)<F4>  (#)     PAYOUTS($)<F6> SATION($)<F7>
       ------------------       ------  ---------   --------    ----------- -------------- --------   ------------- ------------
C. F. Knight                     1994    875,000    1,100,000     40,013     9,737,770<F5>       0              0      49,375
Chairman and Chief               1993    800,000    1,100,000         -        930,468           0      6,151,986      45,000
Executive Officer                1992    800,000    1,000,000         -        982,500           0              0          -

A.E. Suter                       1994    475,000      500,000         -              0           0              0      11,338
Senior Vice Chairman             1993    469,000      455,000         -              0           0      1,894,043      25,023
and Chief Operating              1992    445,000      455,000         -              0           0              0          -
Officer

J.J. Adorjan<F8>                 1994    350,000      400,000         -              0           0              0      28,638
President                        1993    337,500      350,000         -      2,022,075           0      1,524,567      17,236
                                 1992         -            -          -             -          -               -           -

R. W. Staley                     1994    260,000      275,000         -              0           0              0      12,125
Vice Chairman and                1993    260,000      225,000         -              0           0      1,524,567      12,126
Chief Administrative             1992    257,500      225,000         -              0           0              0          -
Officer<F9>

W. J. Galvin                     1994    240,000      200,000         -        615,000       6,379              0       9,250
Senior Vice President-           1993    206,250      130,000         -              0           0        778,790       8,281
Finance and Chief                1992    192,500      125,000         -              0           0              0          -
Financial Officer

- -----

<F1>The Company has employment agreements with C. F. Knight and J. J.
    Adorjan providing for minimum annual compensation of $590,000 and $337,500, respectively, for terms expiring on September 30, 2000 and 1997, respectively. The agreement with Mr. Knight provides for continuation of his current base salary for the balance of the term in the event of termination under certain circumstances. In 1993 the Compensation and Human Resources Committee set Mr. Knight's base salary rate at $900,000 per year for the following five years (commencing January 1, 1994 for fiscal year 1994) and his annual incentive compensation opportunity at a maximum rate of $1,100,000 per year for such period.

                                    6


<F2>The Company's stock option plans, incentive shares plans and supplemental executive retirement and savings investment plans provide for acceleration of vesting of awards and retirement benefits under such plans in the event of a change in control of the Company, as defined in such plans.

<F3>Consistent with applicable regulations, certain non-cash compensation need not be reported.

<F4>The number of shares of restricted stock held by the named executive officers at the end of fiscal 1994, and the aggregate value of such shares, are as follows: C. F. Knight, 184,808 shares having a value of $11,030,728; A. E. Suter, 41,429 shares having a value of $2,472,793; J. J. Adorjan, 38,700 shares having a value of $2,309,906; R. W. Staley, 31,250 shares having a value of $1,865,235; and W. J. Galvin, 30,000 shares having a value of $1,790,625. The Company pays dividends on restricted stock. All restricted stock awards have a restriction period and are earned over a period of three to ten years and vest at the end of such period; the shares are payable only if the executive is employed with the Company and in good standing at the end of the restriction period. The amounts shown in the table represent the dollar value based on the stock price per share at award date and do not reflect any payment to the individual.

<F5>The award shown in fiscal 1994 for C. F. Knight was previously reported in the proxy statement dated December 16, 1993 for the 1994 Annual Meeting. It is part of a five-year plan proposed by the Compensation and Human Resources Committee and accepted by Mr. Knight; see the Report of the Committee at page 10 for a description of the five-year compensation plan.

<F6>Long-term performance awards earned in fiscal 1993 were based on the achievement of performance objectives over a five-year period.

<F7>Includes: (a) the value of the benefit to the named individuals of the remainder of premiums paid by the Company on behalf of the named individuals pursuant to the Company's "split dollar" insurance program in the following amounts: A. E. Suter-$2,265; and
    J. J. Adorjan-$10,971; and (b) contributions by the Company on behalf of the named individuals to the Company's matched savings plan in the following amounts: C. F. Knight-$49,375; A. E. Suter- $9,073; J. J. Adorjan-$17,667; R. W. Staley-$12,125; and W. J
    Galvin-$9,250. Information for years prior to fiscal 1993 is not required to be reported.

<F8>Information for J. J. Adorjan is given for fiscal 1994 and 1993 only because Mr. Adorjan was not an officer or employee of the Company in fiscal 1992.

<F9>Mr. Staley assumed the position of Chief Executive Officer of
    Emerson Asia-Pacific after the end of the 1994 fiscal year.

                 OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                   INDIVIDUAL GRANTS                               POTENTIAL REALIZABLE
                               ----------------------------------------------------------            VALUE AT ASSUMED
                                                  % OF TOTAL                                      ANNUAL RATES OF STOCK
                                                 OPTIONS/SARS                                       PRICE APPRECIATION
                                   OPTIONS/       GRANTED TO     EXERCISE OR                        FOR OPTION TERM <F1>
                                    SARS         EMPLOYEES IN    BASE PRICE   EXPIRATION  -----------------------------------
             NAME                GRANTED (#)     FISCAL YEAR       ($/SH)        DATE     0% ($)     5% ($)           10% ($)
             ----               ------------    --------------   -----------    ------    ------     ------           -------
C.F. Knight....................       0              n/a             n/a          n/a      n/a         n/a              n/a
A.E. Suter.....................       0              n/a             n/a          n/a      n/a         n/a              n/a
J.J. Adorjan...................       0              n/a             n/a          n/a      n/a         n/a              n/a
R.W. Staley....................       0              n/a             n/a          n/a      n/a         n/a              n/a

W.J. Galvin....................     6,379            0.8%         $56.5625     11/02/03     0       $226,913         $575,042

All Stockholders<F1>...........      n/a             n/a             n/a          n/a       0      $8 billion       $20 billion

All Optionees<F2><F3>..........    805,884           100%         $56.5625     11/02/03     0      $29 million      $73 million

Optionee Gain as % of All
 Stockholders' Gain............      n/a             n/a             n/a          n/a      n/a        0.36%            0.36%

- -----

<F1>The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Potential realizable values for all stockholders are based on 225 million shares outstanding at October 31, 1993 and a per share price of $56.5625.

<F2>Based on total number of options awarded in fiscal 1994.

<F3>No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent stock price appreciation will result in zero dollars for the optionee.


            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION VALUES



                                                                                                       VALUE OF UNEXERCISED
                                                                     NUMBER OF UNEXERCISED             IN-THE-MONEY OPTIONS
                                                                     OPTIONS AT FY-END (#)                AT FY-END ($)<F1>
                                SHARES ACQUIRED       VALUE        ----------------------------      ----------------------------
             NAME              ON EXERCISE (#)   REALIZED ($)<F1>  EXERCISABLE    UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
             ----              ----------------  ---------------   -----------    -------------      -----------    -------------
C.F. Knight...................           0                 0         24,835              0            698,484              0
A.E. Suter....................           0                 0         13,003              0            365,709              0
J.J. Adorjan..................           0                 0              0              0                  0              0
R.W. Staley...................       5,571           203,113         17,385              0            508,923              0
W.J. Galvin...................           0                 0         15,078          6,379            435,483         19,934

- -----

<F1>The values represent the difference between the exercise price of the options and the market price of the Company's common stock on the date of exercise and at fiscal year-end, respectively.

         LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR



                                                                                                             ESTIMATED FUTURE
                                                                                                               PAYOUTS UNDER
                                                                                                                 NON-STOCK
                                                                                     PERFORMANCE OR          PRICE-BASED PLANS
                                                               NUMBER OF              OTHER PERIOD
                                                              PERFORMANCE           UNTIL MATURATION          TARGET/MAXIMUM
                         NAME                                    UNITS                  OR PAYOUT              (# OF SHARES)
                         ----                                 -----------           ----------------          --------------
C.F. Knight............................................            0                       n/a                      n/a
A.E. Suter.............................................            0                       n/a                      n/a
J.J. Adorjan...........................................            0                       n/a                      n/a
R.W. Staley............................................            0                       n/a                      n/a
W.J. Galvin............................................            0                       n/a                      n/a

                          PENSION PLAN TABLE

  The following table shows the annual benefits payable upon retirement at age 65 for various compensation and years of service combinations under the Emerson Electric Co. Retirement Plan and a related supplemental executive retirement plan.



                                                                ANNUAL RETIREMENT BENEFIT AT AGE 65 AFTER
                                          -----------------------------------------------------------------------------------
             AVERAGE ANNUAL                10 YEARS         15 YEARS           20 YEARS          25 YEARS           35 YEARS
              COMPENSATION                OF SERVICE       OF SERVICE         OF SERVICE        OF SERVICE         OF SERVICE
             ---------------              ----------       ----------         ----------        ----------         ----------
  $  300,000............................   $ 43,784         $ 65,677           $ 87,569          $109,461          $  153,245
     600,000............................     88,784          133,177            177,569           221,961             310,745
     900,000............................    133,784          200,677            267,569           334,461             468,245
   1,200,000............................    178,784          268,177            357,569           446,961             625,745
   1,500,000............................    223,784          335,677            447,569           559,461             783,245
   1,800,000............................    268,784          403,177            537,569           671,961             940,745
   2,100,000............................    313,784          470,677            627,569           784,461           1,098,245
   2,400,000............................    358,784          538,177            717,569           896,961           1,255,745

  Retirement benefits under the plans are computed on the basis of an annuity with five years certain, unless the participant elects another method of payment. The benefit amounts are not subject to any deduction for Social Security or other offset amounts. The dollar amounts in the salary and bonus columns of the Summary Compensation Table above are substantially the same as the compensation covered by the plans. The credited years of service covered by the plans for each of the persons named in the Summary Compensation Table above are as follows: C. F. Knight, 22; A. E. Suter, 15; J. J. Adorjan, 27;
R. W. Staley, 19; W. J. Galvin, 21. Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the employee retires and, in the case of those subject to reduction of benefits under the Internal Revenue Code, selection by the Compensation and Human Resources Committee to participate in the supplemental plan.

       REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
          OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The Compensation and Human Resources Committee of the Board of Directors (the "Committee"), composed of four non-employee directors, establishes and administers the executive compensation program for the Company's top executives. The program supports the Company's commitment to providing superior stockholder value. It is designed to attract and retain high-quality executives, to encourage them to make career commitments to the Company, and to accomplish the Company's short- and long-term objectives. The executive compensation package has uniquely served the Company's stockholders since 1977 by rewarding and motivating executives for the accomplishment of the Company's objectives. The Executive Compensation program is a focused, well-defined management tool that reinforces the Company's culture and commitment to stockholders.

  The Committee has historically viewed compensation as a total package that includes base salary and variable short- and long-term (performance-based) compensation. The total program is structured to deliver a significant percentage of pay through at-risk pay programs which reward executives if the performance of the Company warrants. Basic principles underlying the pay programs are the following:

  * Maximize stockholder value.

  * Retain, reward and motivate key executives.

  * Compensate for performance rather than create a sense of entitlement.

  * Reward team results.

  * Build executive stock ownership.

COMPONENTS OF EXECUTIVE COMPENSATION

  To determine the competitive level of total compensation (including total annual cash and long-term incentives), the Committee sets the total pay target in a competitive compensation range as benchmarked against published survey data and data derived through special studies of comparable industries, including those shown in the peer group performance graph.

  TOTAL ANNUAL CASH COMPENSATION: Cash compensation consists of base salary and annual cash incentives (bonuses), with the sum of the two referred to as "Total Cash Compensation." Currently, 600 key executives participate in the Total Cash Compensation program. A Total Cash Compensation target, including base salary and incentive, is established for each executive officer position using benchmark survey comparisons. Annual increases, if any, are based on individual merit and Company affordability. The annual incentive opportunity represents from 30% to 50% of total cash compensation. Payment of the annual cash incentive portion is based on the financial performance of the Company versus pre-established targets. The Committee annually establishes and approves short-term financial targets which are important to the Company and its stockholders. Typical targets include sales, earnings per share, pre-tax earnings and net profits, return on equity, and asset management. To a lesser degree, individual performance and potential can be a factor. The relative importance of each target is determined each year by the Committee, and may vary depending upon the Company's financial objectives for that year.

  LONG-TERM COMPENSATION INCENTIVES: Long-term incentive awards, consisting of performance shares, stock options and restricted stock, are a substantial portion of the total compensation packages of certain key senior executives and are specifically focused on the Company's longer-term objectives. Long-term programs are paid in stock. The Company's continuing philosophy is that executives are expected to hold the stock earned under the programs. The value of current executive stock holdings is significant, in absolute terms and in relation to base pay, though the Company does not establish specific ownership targets. Long-term plan participation and size of awards are determined by the individual's potential to make significant contributions to the Company's financial results, level of management responsibility and individual performance and potential.

  PERFORMANCE SHARES: The performance shares plan reinforces the Company's five-year objectives and rewards executives for achieving those objectives. The Company has had continuing performance shares programs since

1977. Participation in this program is limited, and only executives who can most directly influence the Company's long-term financial success are included. Currently, 177 executives participate in the plan. Awards are denominated in shares, with no dividend payments during the performance period. The 1993 proxy statement reported the maximum awards that could be paid at the end of the performance period for the current five-year program (fiscal years 1993-1997). The Committee approves the performance measures and evaluates the performance of the Company against those measures. Historically, the Company's five-year plans have targeted earnings per share growth objectives and other financial measures deemed appropriate to accomplish the Company's five-year performance targets. The final payout (paid in stock) can range from 0% to 100% of the target award, depending upon the level of achievement of the established financial targets.

  STOCK OPTIONS: The stock option plan provides the long-term focus for a larger group of key employees. Currently, 600 are eligible to be considered for participation in the stock option program. Awards are made approximately every three years and are vested one-third each year. Options are granted at 100% of the market value of the Company's common stock on the date of grant and expire ten years from the date of grant.

  RESTRICTED STOCK: The restricted stock program was designed primarily to retain key executives and potential top management of the Company while building stock ownership, long-term equity and linking pay directly with stockholder return. Participation has been highly selective and limited to a very small group of executives. The Committee views this program as an important management succession planning and retention tool. The restriction period for most awards is ten years.

  Beginning with the Company's fiscal year 1995, Internal Revenue Code
Section 162(m) limits the annual deductibility of certain compensation in excess of $1 million for the executive officers named in the table on page 6, unless certain conditions are met for its incentive compensation programs. The Company's incentive compensation programs historically have been designed to reward executives for achievement of the Company's performance objectives. While there is no tax loss in fiscal year 1994, the Committee is submitting the Annual Incentive Plan to stockholders for approval to ensure the tax deductibility of compensation paid in future years. It is anticipated that most of the awards under other executive compensation plans will be grandfathered, and the Committee will continue to monitor these programs as it awaits final regulations. However, the Committee considers it important to retain the flexibility to design compensation programs that are in the best interest of the Company and its stockholders.

CEO COMPENSATION

  In light of Mr. Knight's central role in the management process that has been critical to the Company's excellent performance, in fiscal year 1993 the Committee established a critical objective of assuring his retention as Chairman and Chief Executive Officer for at least the five-year period of fiscal years 1994-1998. To meet this objective, and to reward and recognize Mr. Knight's continuing performance, the Committee developed a five-year compensation plan tied to the Company's stock performance, with pay focused on longer-term results. The plan was first reported in the fiscal year 1993 proxy statement and is reflected in the Summary Compensation Table in this proxy statement. The five-year program was consistent with the Committee's long-standing policy of closely linking executive compensation (and Mr. Knight's compensation in particular) with stockholder return, and paying a significant portion of compensation in Company stock, which executives are expected to hold.

  The Committee proposed and Mr. Knight agreed to a five-year compensation package which included a "not to exceed" annual cash compensation rate and shares of restricted stock. The Committee set his base salary at a rate of $900,000 per year for the five-year period, and his annual incentive compensation opportunity at a maximum rate of $1,100,000. The actual annual incentive amount paid Mr. Knight each year will be determined annually based on performance and may be less than $1,100,000. As discussed in last year's proxy statement and shown this year in the Summary Compensation Table, the Committee also awarded Mr. Knight 167,000 shares of restricted stock, which does not vest until the five-year period ends. Additionally, the Committee indicated Mr. Knight will continue to participate with other key executives in the Company's ongoing stock option, performance shares and benefit programs.

  In reviewing Mr. Knight's performance for fiscal year 1994, the Committee considered the Company's excellent financial performance in fiscal year 1994. The Company's net earnings for fiscal year 1994 increased 11.4% over fiscal year 1993, the highest net earnings level in the past 37 years. The Company also achieved its 37th consecutive year of increased earnings and earnings per share and its 38th consecutive year of increased dividends per share. Mr. Knight has been Chief Executive Officer for 21 years of this extraordinary record of consistency. The Committee is aware of only four other publicly traded U.S.-based companies that have matched in length this record of consistent financial performance on behalf of stockholders.

  The Committee further noted that during the past five years, the Company's compound average annual total return to stockholders was 13.9%. This record exceeds the performance of both the Standard & Poor's 500 Index and the Dow Jones Electrical Components and Equipment Index, as shown in the performance graph. The Company achieved return on equity that averaged 19.4% for the period, also exceeding the return on equity of both of these indices during the period. Finally, the Committee also noted that Mr. Knight's compensation grew, on an annualized basis, at a slower rate than stockholder return over the five-year period. In making long-term compensation awards, the Committee looks at the annualized value of the awards over the performance or vesting period. Securities and Exchange Commission rules require that the Summary Compensation Table in this proxy statement reflect only the actual awards made or paid in the fiscal years reported, and do not annualize values.

  In light of the Company's continued excellent performance in fiscal year 1994 and Mr. Knight's leadership, the Committee determined that Mr. Knight's performance warranted the maximum annual incentive of $1,100,000 in fiscal year 1994.

                               Compensation and Human Resources
                               Committee
                                 V. R. Loucks, Jr., Chairman
                                 D. C. Farrell
                                 J. A. Frates
                                 E. F. Williams

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the Committee members has served as an officer or employee of the Company or a subsidiary of the Company except J. A. Frates who was chief executive officer of Ridge Tool Company when it was acquired by the Company in 1966 and for approximately two years thereafter. V. R. Loucks, Jr. is Chairman and Chief Executive Officer of Baxter International Inc., of which C. F. Knight, Chairman and Chief Executive Officer of the Company, served as a director until April, 1994.

                           PERFORMANCE GRAPH

  The following graph compares cumulative total returns (assuming reinvestment of dividends) on the Company's common stock against the Standard & Poor's Composite 500 Stock Index (S&P 500) and the Dow Jones Electrical Components and Equipment Index (DJ Elec.) for the five-year period ended September 30, 1994.

                            [PERFORMANCE GRAPH]

                      9/30/94              1994/1989
                       VALUE                CAGR<F*>
                      -------              ---------

EMERSON              $192                  13.9%
S&P 500               155                   9.2
DJ Elec.              142                   7.2

                      1989        1990        1991       1992       1993        1994
                      ----        ----        ----       ----       ----        ----

EMERSON               $100        $93         $145       $167       $185        $192
S&P 500                100         91          119        132        149         155
DJ Elec.               100         89          114        125        131         142

<F*>Compound Annual Growth Rate
<F**>1994 values are through September 30, 1994

           II. PROPOSAL TO APPROVE THE ANNUAL INCENTIVE PLAN

  The purpose of this proposal is to seek stockholder approval of the Company's long-standing Annual Incentive Plan (the "Plan"), which has provided annual cash awards of performance-based compensation to key employees since 1977. The Plan is being submitted to stockholders for approval in response to recent federal income tax legislation which imposes limits on the Company's ability to deduct compensation paid to the executive officers listed in the Summary Compensation Table, unless certain requirements are met. The Plan has been amended to meet the law's requirements that the material terms of performance-based compensation be disclosed to and approved by a majority of stockholders prior to payment of the awards. Accordingly, the following discussion sets forth the material terms of the Plan under which the Company intends to pay performance-based annual incentive awards to certain executive officers. The discussion is qualified in its entirety by reference to the complete text of the Plan document as set forth in Appendix A.

  If the Plan as amended is not approved by stockholders the amendment will not become effective.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ANNUAL INCENTIVE PLAN.

  GENERAL-The purpose of the Plan is to provide an annual incentive whereby a significant portion of an executive's compensation is based on his efforts in achieving specified performance objectives established for a given fiscal year. The Plan is designed to attract, motivate and retain key executives on a competitive basis in which total cash compensation levels are closely linked with accomplishment of the Company's financial and strategic objectives.

  ADMINISTRATION-The Plan is administered by the Compensation and Human Resources Committee of the Board of Directors (the "Committee"), which has broad authority to administer and interpret the Plan and its provisions as it deems appropriate. The Committee's powers include authority, within the limitations set forth in the Plan, to select the persons to be granted awards, to determine the time when awards will be granted, to determine whether objectives and conditions for earning awards have been met, to determine whether payment of an award will be made at the end of an award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated.

  ELIGIBILITY-Participation in the Plan is limited to executive officers of the Company as designated by the Committee. It is anticipated that approximately five individuals, including the Company's Chief Executive Officer, will receive awards under the Plan.

  ANNUAL INCENTIVE AWARDS-Participants are eligible to receive annual cash incentive awards based on the attainment of specified performance objectives as determined in advance by the Committee. Actual incentive awards are determined by the Committee as soon as practical after the end of the fiscal year. Participants may elect to defer the receipt of their awards.

  SPECIAL PROVISIONS FOR "COVERED EMPLOYEES"-The following provisions are designed to preserve the Company's tax deduction with respect to awards paid to "covered employees," as specifically defined below.

  Covered Employees

    A covered employee is defined as any executive officer of the Company whom the Committee designates as a participant for a given fiscal year.

  Performance Criteria

    Annual incentive awards payable under the Plan to covered employees are to be based solely on one or more of the following performance criteria: sales, earnings per share, pre-tax earnings and net profits, return on equity, and asset management. Each of these performance criteria are to be specifically defined in advance by the Committee, and may include or exclude specified items of an unusual or nonrecurring nature.

  Maximum Compensation

    The maximum annual incentive award payable under the Plan to a covered employee is not to exceed $3 million for any given fiscal year.

  Discretion

    No awards are to be paid to a covered employee if the applicable performance criteria are not achieved for a given fiscal year. If the applicable performance criteria are achieved for a given fiscal year, the

  Committee has full discretion to reduce or eliminate the annual incentive award otherwise payable for that year. Under no circumstances may the Committee use discretion to increase an annual incentive award payable to a covered employee.

  AMENDMENT AND TERMINATION-The Committee is empowered to amend or terminate the Plan at any time, except that no amendment is to be made without prior approval of the Company's stockholders which would materially: (1) modify the Plan's eligibility requirements, (2) change the performance criteria applicable to covered employees, or
(3) increase the maximum amount per year which may be paid to covered employees.

  PLAN BENEFITS-The Company is not able to presently determine the benefits to be paid under the Plan for fiscal year 1995 performance.
However, if the amendment to the Plan had been in effect in fiscal year
1994 the annual incentives paid to the named executive officers would have been the same as reported in the Summary Compensation Table as shown below:

                                                                                                                    AMOUNT OF
                                                                NAME                                                 PAYMENT
                                                                ----                                                ----------
                     C. F. Knight.............................................................................     $1,100,000

                     A. E. Suter..............................................................................        500,000

                     J. J. Adorjan............................................................................        400,000

                     R. W. Staley.............................................................................        275,000

                     W. J. Galvin.............................................................................        200,000

                     All Executive Officers...................................................................      2,475,000

                     All Non-Employee Directors...............................................................              0

                     All Non-Executive Officer Employees......................................................              0


                              III. VOTING

  The affirmative vote of the holders of a majority of the shares entitled to vote which are present in person or represented by proxy at the 1995 Annual Meeting is required to elect directors, to approve the Annual Incentive Plan and act on any other matters properly brought before the meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors, proxies which are marked "abstain" on the proposal to approve the Annual Incentive Plan, and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against approval of the Annual Incentive Plan and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

  The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

                       IV. INDEPENDENT AUDITORS

  KPMG Peat Marwick were the auditors for the fiscal year ended September 30, 1994, and the Audit Committee has selected them as auditors for the year ending September 30, 1995. A representative of KPMG Peat Marwick will be present at the meeting with the opportunity to make a statement and/or respond to appropriate questions from stockholders.

                       V. STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 1996 Annual Meeting scheduled to be held on February 6, 1996, must be received by the Company by August 17, 1995 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

  In order for a stockholder to nominate a candidate for director, under the Company's Bylaws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 60 nor more than 90 days before the meeting (but if the Company gives less than 70 days' (1) notice of the meeting or (2) prior public disclosure of the date of the meeting, then such notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made) or between November 7 and December 7, 1995 for the 1996 Annual Meeting. The stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

  In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company's proxy statement.

  In each case the notice must be given to the Secretary of the Company, whose address is 8000 West Florissant Avenue, P.O. Box 4100, St. Louis, Missouri 63136. Any stockholder desiring a copy of the Company's Bylaws will be furnished one without charge upon written request to the Secretary.

                                                             APPENDIX A

                         EMERSON ELECTRIC CO.

                         ANNUAL INCENTIVE PLAN

I. PURPOSE

  The purpose of the Emerson Electric Co. Annual Incentive Plan is to provide an annual incentive program for selected key executives which is based upon specific performance criteria established for a given Fiscal Year. In particular, this program is designed to (a) provide an annual incentive whereby a significant portion of such executives' Fiscal Year compensation is based on their efforts in achieving the performance objectives of the Company and/or its subsidiaries or divisions, and (b) attract, motivate and retain key executives on a competitive basis in which total compensation levels are closely linked to the accomplishment of the Company's financial and strategic objectives.

II. DEFINITIONS

  The following words shall have the following meanings unless the context clearly requires otherwise:

    A. "Annual Incentive Award" or "Award" means the amount of compensation payable to a Participant under the Program.

    B. "Board of Directors" means the Board of Directors of Emerson
  Electric Co.

    C. "Change of Control" means:

      (1) The purchase or other acquisition (other than from Emerson Electric Co.) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding, for this purpose, Emerson Electric Co. or its subsidiaries or any employee benefit plan of Emerson Electric Co. or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding shares of common stock of Emerson Electric Co. or the combined voting power of Emerson Electric Co.'s then-outstanding voting securities entitled to vote generally in the election of directors; or

      (2) Individuals who, as of the date hereof, constitute the Board of Directors of Emerson Electric Co. (the "Board" and, as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by Emerson Electric Co.'s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of Emerson Electric Co., as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or

      (3) Approval by the stockholders of Emerson Electric Co. of a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of Emerson Electric Co. immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation's then-outstanding voting securities, or of a liquidation or dissolution of Emerson Electric Co. or of the sale of all or substantially all of the assets of Emerson Electric Co.

    D. "Committee" means the Compensation and Human Resources Committee of the Board of Directors of Emerson Electric Co. which is comprised of members who are not eligible to participate in the Program.

    E. "Company" means Emerson Electric Co., a Missouri Corporation.

    F. "Covered Employee" means any executive officer of the Company whom the Committee designates as a Participant for a Fiscal Year.

    G. "Executive Compensation Executive" means the Executive
  Compensation Executive of Emerson Electric Co.

    H. "Fiscal Year" means the Fiscal Year of the Company which is currently the twelve-month period ending September 30.

    I. "Participant" means an executive officer of the Company whom the Committee designates to receive an Award for a Fiscal Year.

    J. "Program" means this Emerson Electric Co. Annual Incentive Plan.

    K. "Subsidiary" means any corporation more than 50% of whose stock is owned directly or indirectly by the Company.

III. ELIGIBILITY

  Participation in the Program shall be limited to those executive officers of the Company as the Committee shall determine. Additions or deletions to the Program during a Fiscal Year shall be made only in the event of an unusual circumstance, such as a promotion or new hire.

IV. DETERMINATION OF ANNUAL INCENTIVE AWARDS

  Annual Incentive Awards to Covered Employees shall be based upon the accomplishment of specific performance objectives. The Committee shall establish performance objectives based on one or more of the following criteria: sales, earnings, earnings per share, pre-tax earnings and net profits, return on equity, and asset management. Performance objectives need not be the same in respect to all Participants and may be established separately for the Company as a whole or for its various groups, divisions, subsidiaries and affiliates. Each of the performance criteria is to be specifically defined in advance by the Committee and may include or exclude specified items of an unusual, non-recurring or extraordinary nature. No Award shall be paid to any Covered Employee if the applicable performance objective(s) are not achieved or if the Program is not approved by stockholders of the Company. In no event shall the total amount of an Award paid to any Covered Employee in any Fiscal Year exceed $3 million.

  As soon as practicable after the end of each fiscal year, Annual Incentive Awards for each Participant for such Fiscal Year shall be determined by the Committee. The Committee shall certify in writing the achievement of the applicable performance objective(s) and the amount of any Awards payable to Covered Employees. Annual Incentive Awards to such Participants may be denied or adjusted downward by the Committee as, in the Committee's sole judgment, is prudent based upon its assessment of the Participant's performance and the Company's performance during the Fiscal Year.

V. TIME FOR PAYMENTS

  Annual Incentive Awards will normally be paid by November 30th following the end of each Fiscal Year. However, each Participant shall have the right to elect to defer all or part of his payment under the Award (a) until the following January, (b) for a stated number of years, or (c) until his termination of employment. Such election must be made no later than the December 31st of the Fiscal Year with respect to which the Annual Incentive Award is granted, by filing with the Executive Compensation Executive an executed election form supplied by the Company. The election may be revoked only by the filing with the Executive Compensation Executive of a written revocation on or before the December 31st of such Fiscal Year.

  The Committee may direct, upon a showing of an emergency beyond the Participant's control which results in severe financial hardship, that a Participant who has elected to defer payment until the following January, for a stated number of years, or until his termination of employment, receive so much of his payment prior to such time as will enable the Participant to meet such emergency.

  A Participant who elects to defer payment for a stated number of years or until his termination of employment, shall be paid interest on the outstanding amount. Such interest shall be credited and compounded each calendar quarter at the prime rate as of the first day of each calendar quarter. Such interest shall accrue from the date the Annual Incentive Award would otherwise have been paid had there been no deferral. For this purpose, the term "prime rate" shall mean the prime rate publicly announced by The Boatmen's National Bank of St. Louis for 90-day commercial loans.

VI. METHOD OF PAYMENT OF DEFERRED AMOUNTS

  A Participant who has elected to defer payment of all or part of his Annual Incentive Award for a stated number of years or until his termination of employment may elect, on a form supplied by the Company, to receive payment of his deferred amounts in a lump sum or in substantially equal annual installments not exceeding ten years. Such election must be filed with the Executive Compensation Executive at least 30 days prior to the time the lump-sum payment would otherwise be made.

  Payment of amounts deferred until termination of employment will commence no later than 90 days after the end of the Fiscal Year in which the Participant terminates his employment. Payment of all other deferred amounts will commence as soon as practicable after the expiration of the deferral period.

  If a Participant dies prior to receiving the entire amounts due under the Program, the remaining unpaid amounts will be paid in a lump sum to his beneficiary within 90 days after the end of the Fiscal Year in which his death occurs.

  Each Participant shall have the right to designate a beneficiary, and to change such beneficiary from time to time, by filing a request in writing with the Executive Compensation Executive. In the event he shall not have so designated a beneficiary, or in the event a beneficiary so designated shall predecease him, the amounts otherwise payable to such beneficiary shall be paid to the person in, or divided equally among, the first of the following classes of successive preference beneficiaries in which there shall be any person surviving such Participant:

    (a) the Participant's spouse

    (b) the Participant's children

    (c) the Participant's parents

    (d) the Participant's brothers and sisters

    (e) the Participant's executors or administrators.

  The share payable to any minor pursuant to the provisions hereof may be paid to such adult or adults as, in the opinion of the Executive Compensation Executive, have assumed the custody and principal support of such minor.

  Notwithstanding anything else contained in the Program, in the event of a Change of Control, all payments deferred under the Program, and all unpaid installments of benefits then being paid, shall be paid, at the Participant's election made at the time he makes his initial deferral election under Section V, either, (a) upon the Change of Control or (b) upon the Participant's termination of employment occurring after the Change of Control in a single lump sum. Provided, that a Participant may elect, at the time he makes his method of payment election under Section VI, to have his benefit paid in substantially equal annual installments not exceeding ten years in accordance with the first paragraph of this Section VI. In the case of a Participant who elected to defer payment of his awards for Fiscal Years commencing prior to December, 1990, such Participant had a one-time election under rules provided by the Committee, to have such awards paid in installments in lieu of a lump sum upon a Change of Control.

VII. ADMINISTRATION OF THE PROGRAM

  The overall administration and control of the Program, including final determination of Annual Incentive Awards to each Participant is the responsibility of the Committee. The Executive Compensation Executive shall be responsible for implementing the actions required under the Program.

VIII. VESTING

  A Participant must be in the employ of the Company or a Subsidiary through the last day of the Fiscal Year with respect to which an Annual Incentive Award is granted in order to be considered for the grant of such an Award by the Committee. He must also (subject to specific Committee action to the contrary as hereinafter set forth in this
Section VIII) be an employee of the Company or a Subsidiary (1) on the date the award is payable pursuant to Section V hereof if payment is not deferred pursuant to such Section, or (2) January 15 following the end of such Fiscal Year, if payment is deferred pursuant to Section V. Subject to Section IV, the final determination as to Awards to be granted, and if so, the amount of such Awards, shall be made by the Committee. Subject to Section IV, and in accordance with this Section VIII, in the event a Participant terminates or is terminated by the Company or a Subsidiary, before or after the end of the Fiscal Year for any reason, including, but not limited to, retirement, disability, or death, the Committee shall have the sole discretion as to whether any such Award shall be paid, and, if so, the amount of such payment.

IX. AMENDMENT OR TERMINATION

  The Program may be amended or terminated at any time by action of the Committee; provided, however, that unless the stockholders of Emerson Electric Co. shall have first approved thereof, no amendment of the Program shall be effective which would increase the maximum amount which can be paid to a Covered Employee under the Program, which would change the specified performance objectives for payment of Awards, or which would modify the requirements as to eligibility for participation in the Program.

X. MISCELLANEOUS

  A. All payments under the Program shall be made from the general assets of the Company or a Subsidiary. To the extent any person acquires a right to receive payments under the Program, such right shall be no greater than that of an unsecured general creditor of the Company or Subsidiary.

  B. Nothing contained in the Program and no action taken pursuant thereto shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or a Subsidiary and any other person.

  C. No amount payable under the Program shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such amount shall be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are or may be payable.

  D. Nothing contained in the Program shall be construed as conferring upon any Participant the right to continue in the employ of the Company or a Subsidiary nor to limit the right of his employer to discharge him at any time, with or without cause.

  E. The Program shall be construed and administered in accordance with the laws of the State of Missouri.

  Approved by the Compensation and Human Resources Committee of the Board of Directors effective as of October 1, 1994.

                                                      December 14, 1994

Dear Shareholder:

  The annual meeting of Stockholders of Emerson Electric Co. will be held at the principal offices of the Company at 8000 West Florissant Avenue, St. Louis, Missouri at 10:00 a.m. on Tuesday, February 7, 1995.

  It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided.

               PLEASE DETACH  PROXY HERE, SIGN AND  MAIL
- ------------------------------------------------------------------------

  The undersigned hereby acknowledges receipt of Notice of said Annual Meeting and accompanying Proxy Statement, each dated December 14, 1994.

  THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                  Dated this---day of......... , 199--.

                                  ....................................

                                  ....................................
                                  (If Stock is owned in joint names
                                  all owners must sign).

If address appearing above is incorrect, kindly make correction.

            IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN

                THE PROXY BELOW AS SOON AS POSSIBLE. BY

                DOING SO, YOU MAY SAVE THE COMPANY THE

                  EXPENSE OF ADDITIONAL SOLICITATION.

               PLEASE DETACH  PROXY HERE, SIGN AND  MAIL
- ------------------------------------------------------------------------

                         EMERSON ELECTRIC CO.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned does hereby appoint C. F. KNIGHT, W. W. WITHERS, and
H. M. SMITH, or any of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of EMERSON ELECTRIC CO., to be held on February 7, 1995, commencing at 10:00 A.M., St. Louis Time, at the office of the Company at 8000 West Florissant Avenue, St. Louis, Missouri, and at any and all adjournments of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.

            MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:
                                         ---

1. Election of Directors

 FOR all nominees listed below                 WITHHOLD AUTHORITY
 (except as marked to the contrary             to vote for all nominees listed
 below) / /                                    below/ /

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.)

Ms. R. L. Ridgway, Messrs. J. A. Frates, A. E. Suter, W. M. Van Cleve,
        E. E. Whitacre, Jr., E. F. Williams, Jr., F. T. Wilson

2. Proposal to approve the Annual Incentive Plan

             / / FOR        / / AGAINST        / / ABSTAIN

                       (Continued, and to be signed, on the other side)

                                                       January 17, 1995

IF YOU HAVE ALREADY
SENT IN YOUR PROXY PLEASE
DISREGARD THIS LETTER

To the Stockholders of
 Emerson Electric Co.

                              A REMINDER

  We have previously sent to you proxy soliciting material relating to the Annual Meeting of Stockholders to be held on February 7, 1995.

  According to our latest records, we have not as yet received your proxy. The time before the meeting is short and many of our shares are held in small amounts. Your signed proxy will be helpful, whether your holding is large or small, and will aid us in avoiding further expense and delay.

  A proxy and return envelope are enclosed for your use.

  Thank you for your cooperation.

                            Very truly yours,

                            C. F. Knight
                            Chairman and Chief Executive Officer

                          PLEASE ACT PROMPTLY

                        APPENDIX

    A Performance Graph appears on page 11 of the printed proxy statement. The information depicted in that graph is restated in the table which immediately follows the graph.